Exhibit 2

JOINT FILING AGREEMENT

We, the signatories of Amendment No. 4 (“Amendment No. 4”) to the Schedule 13D to which this Agreement is attached, hereby agree that, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, this Amendment No. 4 and any further amendments to such Schedule 13D filed by any of us will be filed on behalf of each of us.

Dated: February 14, 2020

By:	/s/ Matthew T. Moroun
Matthew T. Moroun, individually

By:	/s/ Matthew T. Moroun
Matthew T. Moroun, as Trustee of the Nora M. Moroun 2019 Annuity Trust

By:	/s/ Manuel J. Moroun
Manuel J. Moroun, as Trustee of the Manuel J. Moroun Revocable Trust